Exhibit 99.1
Constant Contact Announces Pricing of Public Offering of Common Stock
WALTHAM, MA — April 25, 2008 — Constant Contact®, Inc (NasdaqGM: CTCT) today announced that it has priced a public offering of 4,540,000 shares of its common stock at a price to the public of $16.00 per share. Of the 4,540,000 shares to be sold, Constant Contact is offering 83,409 shares and the selling stockholders are offering 4,456,591 shares. The proceeds to Constant Contact from the sale of shares are expected to be approximately $636,000 after deducting the underwriting discount and estimated offering expenses. The closing of the offering is expected to take place on April 30, 2008. The underwriters have been granted an option for 30 days to purchase up to an additional 681,000 shares, 231,056 from Constant Contact and 449,944 from certain selling stockholders, to cover over-allotments, if any.
Oppenheimer & Co. and Thomas Weisel Partners LLC are acting as joint book-runners for this offering and William Blair & Company, Cowen and Company, and Needham & Company, LLC will act as co-managers.
This offering of the shares of common stock may be made only by means of a prospectus, a copy of which can be obtained from Oppenheimer & Co., Attn: Prospectus Department, 425 Lexington Ave, 5th floor, New York, New York 10017, Phone (866) 895-5637, Fax (212) 667-6303, ecm@opco.com, or from Thomas Weisel Partners LLC, Attn: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, Phone (415) 364-2720.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state or jurisdiction.
About Constant Contact, Inc.
Launched in 1998, Constant Contact is a leading provider of on-demand email marketing and online survey solutions for small businesses, nonprofits, and associations. To learn more, please visit www.constantcontact.com or call (781) 472-8100.
Statements in this press release regarding the expected closing of Constant Contact’s public offering of common stock, expected proceeds to be received by Constant Contact and any other statements regarding the public offering and Constant Contact’s business which are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in forward-

looking statements due to a number of factors, including those factors contained in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission under the section “Risk Factors”. Forward-looking statements can be identified by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will” and “would” or similar words. Constant Contact assumes no obligation to update the information included in this press release.
Constant Contact is a registered trademark and the Constant Contact Logo is a trademark of Constant Contact, Inc. All other company names may be trademarks or service marks of their respective owners.
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Media Contact:
Kevin Mullins
Constant Contact
(781) 472-6206
kmullins@constantcontact.com
Investor Contact:
Jeremiah Sisitsky
ICR, Inc.
(339) 222-5740
jsisitsky@constantcontact.com